Exhibit 10.3
SJW GROUP

AMENDED AND RESTATED FORMULAIC EQUITY AWARD PROGRAM FOR NON-EMPLOYEE BOARD MEMBERS

I.IMPLEMENTATION

This Amended and Restated Formulaic Equity Award Program for Non-Employee Board Members (the “Automatic Grant Program”) is implemented under the SJW Group (the “Corporation”) 2023 Long-Term Incentive Plan (the “Plan”) and shall become effective as of October 25, 2024.

Unless indicated to the contrary, all capitalized terms in this Automatic Grant Program shall have the meanings assigned to them in the Appendix to the Plan.

II.     AWARD TERMS

A.Automatic Grants. The Awards to be made pursuant to the Automatic Grant Program shall be as follows:

1.At the close of business on the date of each annual meeting of the Corporation’s shareholders, beginning with the 2023 Annual Meeting, each individual who is elected or re-elected to serve as a non-employee member of the Board of Directors of the Corporation (the “Board”) shall automatically be granted an Award in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the Applicable Annual Amount (as defined below) by the Fair Market Value per share on such date. There shall be no limit on the number of such annual grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual grants over their period of continued Board service.

2.Each individual who commences service as a non-employee Board member following the date of an annual meeting of the Corporation’s shareholders, but before the date that is two months prior to the next annual meeting of the Corporation’s shareholders (the “New Non-Employee Director”), shall automatically be granted an Award (the “New Non-Employee Director Award”) on the date of commencement of such service in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by (i) dividing the Applicable Annual Amount by the Fair Market Value per share on the date of grant of the New Non-Employee Director Award, and (ii) multiplying the number obtained from clause (i) by a fraction, with the numerator being the number of months (with each partial month rounded up to a whole number) elapsed from the date the New Non-Employee Director commenced service to the estimated date of the next annual meeting of the Corporation’s shareholders, and the denominator being twelve (12). Each New Non-Employee Director shall be eligible for an Award pursuant to the terms of paragraph A.1 of this Section as of the next annual meeting following the date the New Non-Employee Director commences service as a non-employee Board member.

3.The Applicable Annual Amount shall be One Hundred and Ten Thousand Dollars ($110,000.00) per non-employee Board member for the Awards to be made at each annual meeting of the Corporation’s shareholders, commencing with the 2025 Annual Meeting.

4.Each restricted unit awarded under the Automatic Grant Program shall entitle the non-employee Board member to one share of Common Stock on the applicable vesting date of that unit.

B.     Vesting of Awards and Issuance of Shares.

1.Each restricted stock unit award granted under paragraph A.1. of this Section shall vest in full upon the non-employee Board member’s continuation in Board service through the day immediately preceding the date of the first annual shareholders meeting following the annual shareholders meeting at which that restricted stock unit award was made.

2.Each restricted stock unit award granted under paragraph A.2. of this Section shall vest on the one-year anniversary of the date such award was granted, subject to the non-employee Board member’s continuation in Board service through such date.

3.In the event that the non-employee Board member (including any New Non-Employee Director) ceases Board service by reason of death or Permanent Disability prior to the vesting date set forth herein, then his or her restricted stock unit award outstanding under the Automatic Grant Program at the time of such cessation of Board service shall immediately vest in full at that time.

4.Subject to Section IV hereof, the shares of Common Stock underlying each restricted stock unit award which vests in accordance with the foregoing vesting provisions shall be issued as soon as administratively practicable following the vesting date, but in no event more than fifteen (15) business days after such vesting date.

C.    Dividend Equivalent Rights. None of the restricted stock unit awards granted under the Automatic Grant Program shall include any dividend equivalent rights, and the holder of each restricted stock unit award under the Automatic Grant Program shall not have any shareholder rights with respect to the shares of Common Stock subject to that award until the award vests and the shares of Common Stock are issued to such holder.

D.     Retention of Issued Shares. Each non-employee Board member who participates in the Automatic Grant Program shall, with respect to each restricted stock unit award he or she receives under such program, retain beneficial ownership of at least fifty percent (50%) of the shares of Common Stock issued in connection with the vesting of that award until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members. In no event may the non-employee Board member sell or otherwise transfer beneficial ownership of more than fifty percent (50%) of the shares issued to him or her under the Automatic Grant Program unless he or she is at the time of such sale or transfer in full compliance with the equity ownership guidelines in effect at that time for the non-employee Board members.

III.     CHANGE IN CONTROL

Should the non-employee Board member continue in Board service until the effective date of an actual Change in Control transaction, then the shares of Common Stock subject to any outstanding restricted stock unit award made to such Board member under the Automatic Grant Program shall, immediately prior to the effective date of that Change in Control transaction, vest in full and shall be issued to him or her as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date, or shall otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders in the Change in Control and distributed at the same time as such stockholder payments, but in no event later than the later of (i) the close of the calendar year in which such Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of such Change in Control.

IV.     ELECTION TO DEFER ISSUANCES

A.General. The Board may, in its discretion and in accordance with the Plan, provide each non-employee Board member with the opportunity to defer the issuance of the Common Stock underlying restricted stock unit awards granted under this Automatic Grant Program, including any New Non-Employee Director Awards, that would otherwise be issued to the non-employee Board member in connection with the vesting of the restricted stock unit award pursuant to paragraph II.B.2 hereof until the earliest of: (i) the date on which the non-employee Board member incurs a separation from service within the meaning of Section 409A of the Code; (ii) the date specified by the non-employee Board member, in writing, in his or her Deferral Election (defined below); and (iii) the date of the closing of a transaction that results in a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board. If an individual elects to defer the delivery of the shares underlying restricted stock unit awards granted under this Program, settlement of the deferred restricted stock unit award shall be made in accordance with the terms of the Deferral Election.

B.     Election Method. Each Deferral Election must be submitted to the Corporation in the form and manner specified by the Board. Deferral Elections must comply with the following timing requirements:

1.Initial Deferral Election. Each New Non-Employee Director may make a Deferral Election with respect to the New Non-Employee Director Award (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Corporation on or before the date that the individual first becomes a New Non-Employee Director and the Initial Deferral Election shall become final and irrevocable as of such date.

2.     Annual Deferral Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board, in its discretion (the “Annual Election Deadline”), each individual who is a non-employee Board member as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the restricted stock unit award to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Corporation on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

C.     Award is Unfunded. Each non-employee Board member who submits a Deferral Election shall be considered a general unsecured creditor of the Corporation with respect to any rights under a restricted stock unit award granted hereunder and understands that the Corporation has not formally funded such award.

D.     Taxes. The Corporation assumes no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any restricted stock unit award. Neither the Corporation nor any of its affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of any restricted stock unit award. By accepting a restricted stock unit award and submitting a Deferral Election, non-employee Board members understand that (1) amounts deferred pursuant to a Deferral Election will be taxable as ordinary income in the year paid and (2) the Corporation may be required to withhold federal, state and/or local taxes in connection with the vesting and/or settlement of restricted stock unit awards. Further, by accepting a restricted stock unit award and submitting a Deferral Election, non-employee Board members understand that, upon receipt of deferred payouts, taxes may be owed both (1) to the state where such individual resided at the time of making the Deferral Election and, if different, (2) to the state where such individual resided when he or she received a deferred payout. The Corporation does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under this Program or the Deferral Election form.

E.     Code Section 409A. Although the Corporation makes no guarantee with respect to the tax treatment of payments and benefits hereunder, it is the intent of this Program and the Deferral Election form to comply with the applicable requirements of Code Section 409A and shall be limited, construed, administered, and interpreted in accordance with such intent. Accordingly, the Corporation reserves the rights to amend the provisions of the Program and the Deferral Election form at any time to avoid the imposition of an excise tax under Code Section 409A on any payments to be made hereunder. In no event whatsoever shall the Corporation or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a non-employee Board member by Code Section 409A or any damages for failing to comply with Code Section 409A, other than for withholding or other obligations applicable to employers, if any, under Code Section 409A.